                                                                    EXHIBIT 12.1

                      CHARTER COMMUNICATIONS HOLDINGS, LLC
                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                                 (In thousands)

                                                Charter Communications Properties
                                                         Holdings, LLC                       Charter Communications Holdings, LLC
                                             ---------------------------------------      -----------------------------------------
                                                                           1/1/98         12/24/98
                                                                           through        through
                                                1996          1997         12/23/98       12/31/98         1999            2000
                                             ---------      --------       ---------      ---------     -----------     -----------
EARNINGS
Loss before income taxes, minority
     interest and extraordinary item         $  (2,723)     $ (4,623)      $ (17,222)     $  (5,277)    $  (639,884)    $(2,036,521)
Fixed Charges                                    4,442         5,160          17,347          2,390         474,721       1,069,974
                                             ---------      --------       ---------      ---------     -----------     -----------
Earnings                                     $   1,719      $    537       $     125      $  (2,887)    $  (165,163)    $  (966,547)
                                             =========      ========       =========      =========     ===========     ===========

FIXED CHARGES
Interest Expense                             $   4,415      $  4,997       $  17,010      $   2,353     $   461,571     $ 1,040,361
Amortization of Debt Costs                       --              123             267          --             10,300          24,875
Interest Element of Rentals                         27            40              70             37           2,850           4,738
                                             ---------      --------       ---------      ---------     -----------     -----------
Total Fixed Charges                          $   4,442      $  5,160       $  17,347      $   2,390     $   474,721     $ 1,069,974
                                             =========      ========       =========      =========     ===========     ===========
Ratio of Earnings to Fixed Charges (1)           --            --              --             --             --              --
                                             =========      ========       =========      =========     ===========     ===========

(1) Earnings for the years ended December 31, 1996 and 1997, for the periods from January 1, 1998 through December 23, 1998, and for the period from December 24, 1998 through December 31, 1998; and for the years ended December 31, 1999 and 2000 were insufficient to cover fixed charges by $2,723; $4,623; $17,222; $5,277; $639,884; and $2,036,521, respectively. As a result of such deficiencies, the ratios are not presented.